Exhibit 10.2

AGREEMENT BETWEEN WIRELESS FACILITIES, INC. AND TERRY M. ASHWILL

This Agreement is entered into as of April1, 2002 (the “Effective Date”) by and between Wireless Facilities, Inc. (“WFI”) and Terry M. Ashwill (“TMA”).

I.	WFI has provided TMA a non-interest bearing loan in the amount of Two Hundred Sixty Five Thousand Dollars ($265,000).

II.	Commencing May 1, 2002, WFI shall forgive one-twelfth (1/12) of the principal loan amount and any related liabilities per month over the next twelve months.

III.	If TMA ceases to be an employee of WFI for any reason other than voluntary termination, the full amount of the outstanding loan shall be forgiven in full.

IV.

WFI agrees to grant TMA Ninety Thousand (90,000) new stock options in addition to those stock options that shall be granted to TMA under the April 30, 2002 Executive Stock Option Grant Program.  The additional 90,000 stock options shall vest monthly over forty-eight months.  Other than vesting, the additional 90,000 stock options shall be granted to TMA in accordance with the terms set forth in said Executive Stock Option Grant Program.

V.	WFI and TMA agree that TMA will not receive any other compensation related awards other than base salary, if appropriate, for one calendar from the effective date.

VI.

If any part of this Agreement shall be held invalid or unenforceable, then the remaining portions of that provision and the remainder of the Agreement shall be construed as if not containing the particular invalid or unenforceable provision or portion thereof, and the rights and obligations of WFI and TMA shall be construed and enforced accordingly.

VII.	The Agreement shall be interpreted and enforced under the laws of the State of California.

WIRELESS FACILITIES, INC.

By:	/s/ Masood K Tayebi, Ph.D.	By:	/s/ Terry M. Ashwill

Masood K. Tayebi, Ph.D.			Terry M. Ashwill
CEO/Chairman of the Board.

Confidential